Exhibit a(15)

CERTIFICATION OF AMENDMENT

TO DECLARATION OF TRUST

The undersigned, constituting at least a majority of the Trustees of BLACKROCK MUNICIPAL SERIES TRUST (the “Trust”), a business trust organized under the laws of Massachusetts, pursuant to the Declaration of Trust of the Trust dated the 14th day of August, 1986, as amended (the “Declaration”), do hereby certify that the Trustees of the Trust, acting pursuant to the third sentence of Section 11.3(a) of the Declaration, have duly adopted the following amendments to the Declaration:

VOTED:	That Section 1.2 of Article I of the Declaration be, and it hereby is, amended so that, as amended, it shall include the following:

“Creation Unit” shall have the meaning set forth in Section 6.5 of this Declaration.

“ETF” shall mean any class of Shares of a Series that operates as an exchange-traded open-end management investment company registered under the 1940 Act.

VOTED:	That Section 6.2 of Article VI of the Declaration be, and it hereby is, amended by amending and restating the first two sentences of the second paragraph thereof to read as follows:

The Trustees, in their discretion without a vote of the Shareholders, may divide the shares of beneficial interest of any Series into classes. In such event, each class of a Series shall represent interests in the Trust Property of a Series and have identical voting, dividend, liquidation and other rights and the same terms and conditions except that (1) expenses related directly or indirectly to the distribution of the Shares of a class of a Series may be borne solely by such class (as shall be determined by the Trustees) (2) as provided in Section 10.1, a class of a Series may have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class, and (3) the Trustees may establish and designate one or more classes of Shares of any Series as an ETF, and the variations in the relative rights and preferences of any such class, including without limitation the terms on which Shares of such class are issued and redeemed and the listing of such Shares on one or more securities exchanges or other trading markets, shall be fixed and determined by the Trustees from time to time in accordance with the 1940 Act and any applicable exemptive order granted by the Securities and Exchange Commission.

VOTED:	That Section 6.5 of Article VI of the Declaration be, and it hereby is, amended so that, as amended, it shall include the following:

Notwithstanding anything contained herein to the contrary, the Trustees in their sole discretion may, from time to time and without the vote of the Shareholders, determine to issue or redeem Shares of any ETF generally in aggregations of such number of Shares as the Trustees may determine in their sole discretion from time to time (each such aggregation, a “Creation Unit”), and, in connection with the issuance and redemption of

Creation Units, to charge such transaction fees or other fees as the Trustees may in their sole discretion determine, in each case to the extent permitted by the 1940 Act and any applicable exemptive order granted by the Securities and Exchange Commission. Without limiting the general authority of the Trustees to delegate their authority, the Trustees may in their sole discretion, from time to time and without the vote of the Shareholders, alter the number of Shares constituting a Creation Unit and the fees associated with a Creation Unit, and may delegate such authority to any officer of the Trust or to any investment adviser of the Trust or such other Person as the Trustees consider desirable. Notwithstanding the foregoing, other transactions in any ETF by other investors may be permitted if consistent with applicable law and the Trust’s then effective registration statement with respect to such ETF.

VOTED:	That Section 8.1 of Article VIII of the Declaration is hereby amended so that, as amended, it shall include the following as the second paragraph:

8.1.	Redemptions.

Notwithstanding the foregoing, if the Trust issues Shares of any class that is an ETF in Creation Units, then such Shares shall be redeemable only in accordance with such procedures or methods as may be prescribed or approved by the Trustees from time to time, or in compliance with Rule 6c-11 (to the extent the ETF operates in reliance on such Rule). Further, such class, or the principal underwriter of such class, shall be obligated to purchase said Shares only where the number of Shares subject to the purchase request aggregates to one or more Creation Units, and unless the Trustees otherwise determine, there shall be no redemption of partial or fractional Creation Units hereunder. If payment for ETF Shares shall be made other than exclusively in cash, any securities to be delivered as part of such payment shall be delivered as promptly as practicable, in the manner and within the period contemplated by Rule 6c-11 and the Trust’s then effective registration statement with respect to such ETF.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this day of September 9, 2026.

/s/ R. Glenn Hubbard	/s/ W. Carl Kester
R. Glenn Hubbard 50 Hudson Yards, New York, New York 10001	W. Carl Kester 50 Hudson Yards, New York, New York 10001

/s/ Cynthia L. Egan	/s/ Lorenzo A. Flores
Cynthia L. Egan 50 Hudson Yards, New York, New York 10001	Lorenzo A. Flores 50 Hudson Yards, New York, New York 10001

/s/ Stayce D. Harris	/s/ J. Phillip Holloman
Stayce D. Harris 50 Hudson Yards, New York, New York 10001	J. Phillip Holloman 50 Hudson Yards, New York, New York 10001

/s/ Arthur P. Steinmetz	/s/ Francis C. Mahoney
Arthur P. Steinmetz 50 Hudson Yards, New York, New York 10001	Francis C. Mahoney 50 Hudson Yards, New York, New York 10001

/s/ Robert Fairbairn	/s/ John M. Perlowski
Robert Fairbairn 50 Hudson Yards, New York, New York 10001	John M. Perlowski 50 Hudson Yards, New York, New York 10001

The Declaration, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “BLACKROCK MUNICIPAL SERIES TRUST” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.